UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________
Form S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
____________________________________
MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)
____________________________________

Delaware	75-1618004
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
8000 S. Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)
____________________________________
Micron Technology, Inc.
Deferred Compensation Plan
____________________________________
(Full title of the plan)

Sanjay Mehrotra
President and Chief Executive Officer and Director
Micron Technology, Inc.
8000 S. Federal Way
Boise, Idaho 83716-9632
(Name and address of agent for service)
208-368-4000
(Telephone number, including area code, of agent for service)
____________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum aggregate	Proposed maximum aggregate	Amount of registration fee
Deferred Compensation Obligations	$60,000,000(1)	100%	$60,000,000	$7,788(2)

(1)
The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Micron Technology, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan").

(2)
Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee based on an estimate of the amount of compensation participants may defer under the Deferred Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Micron Technology, Inc. (the "Company") with the Commission are incorporated by reference in this Registration Statement:

(a)    The Company’s Annual Report on Form 10-K for the year ended August 29, 2019 (the “Annual Report”) filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 1-10658), on October 17, 2019.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

The description under the heading “Micron Technology, Inc. Deferred Compensation Plan Obligations” in Item 4 of the Registration Statement on Form S-8 (Registration No. 333-217314) is incorporated by reference in this Item 4.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors or stockholders to grant, indemnification to directors, officers, employees and agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act and for liabilities arising from other state and federal causes of action. Section 10 of the Company’s Certificate of Incorporation and Article VIII of the Company’s Bylaws provide for the mandatory indemnification of its officers, directors, employees and agents to the extent permitted by Delaware General Corporation Law. The Company has entered into agreements with its officers, directors, and certain key employees implementing such indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	Deferred Compensation Plan
5.1	Opinion of Counsel
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
* Incorporated by reference to Exhibit 10.64 to the Company’s Quarterly Report on Form 10-Q for quarterly period ended March 2, 2017 filed with the Commission on March 28, 2017.

Item 9. Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on this 28th day of October 2019.

MICRON TECHNOLOGY, INC.

/s/ Sanjay Mehrotra
By: Sanjay Mehrotra
President and Chief Executive Officer and Director

/s/ David A. Zinsner
By: David A. Zinsner
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sanjay Mehrotra and David A. Zinsner, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Sanjay Mehrotra		October 28, 2019
Sanjay Mehrotra	President and Chief Executive Officer and Director
(Principal Executive Officer)
/s/ David A. Zinsner		October 28, 2019
David A. Zinsner	Senior Vice President and Chief Financial Officer
(Principal Financial Officer)
/s/ Paul Marosvari		October 28, 2019
Paul Marosvari	Vice President and Chief Accounting Officer
(Principal Accounting Officer)
/s/ Robert E. Switz		October 28, 2019
Robert E. Switz	Chairman of the Board
/s/ Robert L. Bailey		October 28, 2019
Robert L. Bailey	Director
/s/ Richard M. Beyer		October 28, 2019
Richard M. Beyer	Director
/s/ Patrick J. Byrne		October 28, 2019
Patrick J. Byrne	Director
/s/ Steven J. Gomo		October 28, 2019
Steven J. Gomo	Director
/s/ Mary Pat McCarthy		October 28, 2019
Mary Pat McCarthy	Director
/s/ MaryAnn Wright		October 28, 2019
MaryAnn Wright	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit	Filed Herewith	Form	Period Ending	Exhibit/ Appendix	Filing Date
4.1	Deferred Compensation Plan		10-Q	3/2/17	10.64	3/28/17
5.1	Opinion of Counsel	✓
23.1	Consent of Independent Registered Public Accounting Firm	✓
23.2	Consent of Counsel (contained in Exhibit 5.1)	✓
24.1	Power of Attorney (included on signature page)	✓